                                                                  EXHIBIT 10(y)




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            RESPONSE ONCOLOGY, INC.,

                    THE CENTER FOR HEMATOLOGY-ONCOLOGY, P.A.

                                      AND

                              STOCKHOLDERS OF THE

                      CENTER FOR HEMATOLOGY-ONCOLOGY, P.A.



                                EFFECTIVE AS OF
                                OCTOBER 1, 1996
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                           ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated effective as of the Closing Date (as hereinafter defined) by and among RESPONSE ONCOLOGY, INC, a Tennessee corporation (the "Purchaser"), THE CENTER FOR HEMATOLOGY-ONCOLOGY, P.A., a Florida professional association (the "Seller") and the STOCKHOLDERS OF THE CENTER FOR HEMATOLOGY-ONCOLOGY, P.A., whose names appear on the signature page hereof (collectively, the "Stockholders" and, individually, a "Stockholders").

                             W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the practice of medicine in the specialty of medical oncology and hematology; and

         WHEREAS, the Seller desires to sell and Purchaser desires to purchase certain of the assets of the Seller on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Applicable Rate" means the corporate base rate of interest announced from time to time by First Tennessee Bank National Association, Memphis, Tennessee plus two percent (2%).

         "Assumed Liabilities" has the meaning set forth in Section 2(a)(ii) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

         "Deposit" has the meaning set forth in Section 2(c) below.

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         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Medical Waste Tracking Act of 1988, the U.S. Public Vessel
Medical Waste Anti-Dumping Act of 1988, the Marine Protection, Research and Sanctuaries Act and Human Services, National Institute for Occupational Safety and Health, Infections Waste Disposal Guidelines, Publication No. 88-119, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of medical wastes, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means Capital Bank, a Florida banking corporation, which shall serve as the Escrow Agent pursuant to the Escrow Agreement.

         "Escrow Agreement" means that certain Escrow Agreement of even date herewith among the Seller, the Stockholders, the Purchaser and the Escrow Agent, which Escrow Agreement shall be in substantially the form attached hereto as Exhibit 2(c).

         "Excluded Assets" has the meaning set forth in Section 2(a)(iii) below.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fair Market Value of Tangible Assets" means the historical cost of Tangible Assets and Inventory (hereinafter defined) determined according to GAAP.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Financial Statement" has the meaning set forth in Section 4(c) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.


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         "Intangible Assets" means all intangible assets of the Seller that are not Medical Practice Assets, including, without limitation, the Seller's base of non-medical employees, management information systems, business know-how as it relates to operation of the business aspects of an oncology practice, the name "The Center for Hematology-Oncology," accounting books and records and goodwill.

         "Inventory" means the inventory of pharmaceuticals and medical supplies owned by the Seller as of the close of business on the day prior to the Closing Date.

         "Investments" means investment assets of the Seller including stocks, bonds, certificates of deposits, interests in non-medical partnerships, joint ventures and other and entities, and specifically including, without limitation, the Seller's interest in South Florida Oncology Disease Management, G.P.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Medical Practice Assets" means all assets and property owned by the Seller and used in its medical practice which cannot lawfully be acquired and owned by the Purchaser, including, without limitation, all patient charts and patient records that do not constitute business records and licenses to practice medicine.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 4(c) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(c) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(c) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Ordinary Course of Business" means the ordinary course of business of an oncology practice similar in size to the Seller, consistent with the Seller's past custom and practice.

         "Party" means the Purchaser or the Seller.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Purchased Assets" has the meaning set forth in Section 2(a)(i) below.



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         "Purchaser" has the meaning set forth in the preface above and, after
Closing (and as relates to Section 9(b) regarding indemnification), shall mean Response Oncology, Inc. and any subsidiary or affiliate thereof.

         "Receivables" means the accounts receivable of the Seller as of the close of business on the day prior to the Closing Date.

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Response Note" means a promissory note of the Purchaser payable to the order of a Seller in the form set forth as Exhibit 2(b)(i).

         "Response Stock" means the common stock of the Purchaser, $.01 par value per share.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Disclosure Letter" has the meaning set forth in Section 3(a) below.

         "Service Agreement" means the Service Agreement among the Purchaser, the Seller and the Shareholders to be executed and delivered thereby and which will become effective at the time of the Closing.

         "Tangible Assets" means all prepaid expenses, furniture, medical and other equipment and leasehold improvements of the Seller.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 9(c) below.


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         2. PURCHASE AND SALE OF ASSETS.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Purchaser and Seller agree as follows:

                 (i) Purchased Assets. On the Closing Date, the Purchaser shall purchase from the Seller, and the Seller shall sell, assign and deliver to the Purchaser, the following assets of the Seller (the "Purchased Assets"):

                          (A)  the Tangible Assets;

                          (B)  the Intangible Assets;

                          (C)  the Inventory; and

                          (C) all rights of the Seller in, to and under the leases and other contracts listed in paragraph 4(k) of the Seller's Disclosure Letter (the "Seller Contracts").

                 (ii) Assumed Liabilities. In partial consideration for the sale of the Purchased Assets by the Seller, on the Closing Date the Purchaser shall assume and become primarily responsible for the payment or other satisfaction of the following Liabilities of the Seller (the "Assumed Liabilities"):

                          (A) term loan payable to Merrill Lynch Business Financial Services, Inc. in an amount not to exceed $85,000, secured by computer equipment included among the Acquired Assets (the "Merrill Debt"); and

                          (B) accrued payroll and payroll taxes, vacation time, medical insurance and other accrued benefits as of the Closing Date.

                          (C) accrued taxes of the Seller, except income taxes of the Seller, whether previously accrued or arising out of the transaction contemplated hereby, and except sales and use taxes arising out of the sale of the Purchased Assets pursuant hereto; and

                          (D)  obligations under all Seller Contracts,
                 including obligations under all capital leases of the Seller in effect as of the Closing Date. For purposes of determining whether a lease is a capital lease, the conclusion of the Purchaser's independent auditors shall be binding on the parties.

The Purchaser shall not assume any Liability of the Seller except those Liabilities described above. As of the Closing Date, the parties shall jointly prepare and agree upon a schedule of Assumed Liabilities, which shall be attached hereto as Exhibit 2(a)(ii), and no Liability of the Seller which is excluded from such schedule shall be assumed by the Purchaser. The Seller shall remain responsible for all Liabilities not assumed by the Purchaser hereunder, and shall indemnify and hold the Purchaser harmless from and against any and all claims, assessments, damages, Liabilities and costs suffered by the Purchaser in respect of or arising out of the assertion by any Person that the Purchaser is responsible for any Liability of the Seller that is not an Assumed Liability.


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                 (iii)  Excluded Assets.  The Purchaser shall not purchase from the Seller any asset that is not a Purchased Asset as defined above.
         In that regard, and without limiting the generality of the foregoing, the Purchaser shall not purchase from the Seller the following:

                          (A)  Medical Practice Assets;

                          (B)  Receivables;

                          (C)  Investments;

                          (D) Corporate minute book, stock ledgers and other similar records of the Seller; and

                          (E) corporate automobiles, vehicles and other assets used by shareholders and employees of the Seller for personal as well as business purposes.

         (b) Purchase Price; Payment of Purchase Price. The purchase price for the Purchased Assets shall be the sum of (i) Thirteen Million Four Hundred Forty Thousand Dollars ($13,440,000) and (ii) the Fair Market Value of
Tangible Assets (provided, however, that no Fair Market Value shall be attributed to equipment pledged as collateral for the Merrill Debt). The Purchaser shall pay or satisfy the Purchase Price at Closing in the following manner: (i) Eight Million Sixty-four Thousand Dollars ($8,064,000) plus the Fair Market Value of Tangible Assets in readily available United States funds, to which the Purchaser's Deposit and earnings thereon shall be credited; (ii) Four Million Thirty-two Thousand Dollars ($4,032,000) by delivery of three separate Response Notes, each in the principal amount of $1,344,000.00; and
(iii) the balance by delivery of 105,552 shares of Response Stock, which will be evidenced by three (3) separate certificates representing 35,184 shares each. In the event that the average closing price of the Response Stock on the Nasdaq Stock Market for the ten (10) trading days immediately preceeding the Closing shall be less than $12.733, then the number of shares issuable hereunder shall be increased to that number required, at such average closing price, to yield an aggregate $1,344,000 of value to the Seller.

         (c) The Closing. The closing of the transactions contemplated hereby shall occur in the following manner: (i) On July 25, 1996, the Parties shall execute and deliver the Escrow Agreement and, pursuant thereto, shall deliver to the Escrow Agent two (2) duly executed copies of this Agreement and each shall deliver to the Escrow Agent Two Hundred Fifty Thousand Dollars ($250,000) as a good faith deposit (the "Deposit"); (ii) On October 1, 1996, or such other date prior thereto that the Parties shall mutually designate in writing (the "Closing Date"), assuming satisfaction of all conditions set forth in this Agreement, the closing of the transaction contemplated hereby (the "Closing") shall occur at the law offices of Joel Reinstein, Esq., 5355 Town Center Road, Boca Raton, Florida commencing at 9:00 A.M. local time.

         (d) Deliveries at the Closing. At the Closing, (i) the Purchaser will deliver to the Seller the considerations described in Section 2(b) above and the various certificates, instruments, and documents referred to in Section 8(a) below, (ii) the Seller will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 8(b) below and
(iii) the Escrow Agent shall deliver an executed copy hereof to each Party and the Deposit to the Seller.

         (e) Allocation of Purchase Price. The Parties agree to allocate the Purchase Price (and other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the Allocation Agreement attached hereto as Exhibit 2(e).


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         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of the Seller. The Seller and the Stockholders jointly and severally represent and warrant to the Purchaser that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to the Seller, except as set forth in the disclosure letter executed and delivered by the Seller contemporaneous with this Agreement (the "Seller's Disclosure Letter"). The Seller's Disclosure Letter shall be satisfactory to the Purchaser and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a) and Section 4.

                 (i) Authorization of Transaction. The Seller has the requisite legal capacity and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, government or governmental agency in order to deliver the Purchased Assets to the Seller or otherwise to consummate the transactions contemplated by this Agreement, or, if any such consent is required, each such consent has been obtained or will be obtained prior to closing. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.

                 (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject (or result in the imposition of any Security Interest upon any of the Purchased Assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                 (iii) Brokers' Fees. The Seller has no Liability or obligation to pay any fee or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

         (b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

                 (i) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.


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                 (ii)  Authorization of Transaction.  The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, government or governmental agency in order to consummate the transactions contemplated by this Agreement, or, if any such consent is required, each such consent has been obtained.

                 (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

                 (iv) Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER. The Seller and the Stockholders, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Seller's Disclosure Letter. Nothing in the Seller's Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Seller's Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Seller's Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization, Qualification, and Corporate Power. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use its properties. Paragraph 4(a) of the Seller's Disclosure Letter lists the directors and officers of the Seller. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of the Seller (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of both the Seller are correct and complete. The Seller is not in default under or in violation of any provision of its charter or bylaws.

         (b) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, all of its properties and assets including the Purchased Assets, free and clear of all Security Interests except as provided in paragraph 4(b) of the Seller's Disclosure Letter, and has not sold, transferred, exchanged or conveyed any of its properties and assets since the date of the Most Recent Balance Sheet except for


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


properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (c) Financial Statements. Attached as collective Paragraph 4(c) to the Seller's Disclosure Letter are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited balance sheet and statement of income (the "Most Recent Financial Statements") as of and for the month ended May 31, 1996 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller and its subsidiaries for such periods, are correct and complete, and are consistent with the books and records of the Seller.

         (d) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. Without limiting the generality of the foregoing, since that date:

                 (i) except for a lease of approximately 7,000 square feet in East Boca Raton, Florida, the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                 (ii) no party (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business to which the Seller is a party or by which the Seller or its properties are bound;

                 (iii) the Seller has not created, suffered or permitted to attach or be imposed any Security Interest upon any of its assets, tangible or intangible;

                 (iv) the Seller has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business except for reasonable leasehold improvements to practice locations;

                 (v) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                 (vi) the Seller has not issued any note, bond, or other debt instrument or security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                 (vii) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (viii) the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;



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

                 (ix) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets, tangible or intangible;

                 (x) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xi) the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

                 (xii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller; and

                 (xiii) the Seller has not committed to any of the foregoing.

         (e) Undisclosed Liabilities. The Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller that may result in any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet; (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) Liabilities described with particularity in Paragraph 4(e) of the Seller's Disclosure Letter (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice, infringement, or violation of law).

         (f) Legal Compliance. The Seller and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (g)  Tax Matters.

                 (i) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid or accrued in the Financial Statements. The Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (iii) The Seller has no knowledge of any fact that might lead the Seller to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge. Paragraph 4(g) of the Seller's Disclosure
         Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1994.

                 (iv) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) The Seller has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Seller has not made any payment, is not obligated to make any payment, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Seller has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Seller is not a party to any Tax allocation or sharing agreement. The Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than of the Seller under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (vi) The unpaid Taxes of the Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

         (h) Real Property. The Seller does not own any real property and has not executed and delivered or otherwise entered into any contract to purchase any real property. Paragraph 4(h) of the Seller's Disclosure Letter lists and describes briefly all real property leased or subleased to the Seller. The Seller has summarized the terms of the oral leases and subleases listed in Paragraph 4(h) of the Seller's Disclosure Letter (as amended to date). With respect to each oral lease and sublease listed in Paragraph 4(h) of the Seller's Disclosure Letter, except as otherwise set forth in such Paragraph of the Seller's Disclosure Letter:

                 (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the lease or sublease is not assignable by the Seller to the Purchaser;

                 (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iv) no party to the lease or sublease has repudiated any provision thereof;

                 (v) there are no material disputes in effect as to the lease or sublease;

                 (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                 (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                 (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         (i) Tangible Assets. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each Tangible Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (j) Inventory. The Inventory consists of pharmaceuticals and medical supplies, all of which is merchantable and fit for the purpose for which it was procured or manufactured.

         (k) Contracts. Paragraph 4(k) of the Seller's Disclosure Letter lists the following contracts and other agreements to which the Seller is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

                 (ii) any agreement (or group of related agreements) for the purchase or sale of pharmaceuticals, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Seller, or involve consideration in excess of $25,000.00;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which the Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with any health maintenance organization, preferred provider organization, insurance company or other third party payor for medical services;

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (viii) any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

                 (x) any agreement under which the Seller has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or

                 (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

The Seller has delivered to the Purchaser a correct and complete copy of each written agreement listed in Paragraph 4(k) of the Seller's Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 4(k) of the Seller's Disclosure Letter. With respect to each written agreement: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

         (l) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

         (m) Insurance. Paragraph 4(m) of the Seller's Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, medical malpractice, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time since the incorporation of the Seller:

                 (i)   the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii) the policy number and the period of coverage;

                 (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is in full force and effect and has not been canceled; (B) the policy will continue to be in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby; (C) based solely on no-default/estoppel letters dated within the (10) days of the date hereof, which letters are attached to the Seller's Disclosure Letter, neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy. Paragraph 4(m) of the Seller's Disclosure Letter describes any self-insurance arrangements affecting the Seller.

         (n) Litigation. Section 4(n) of the Seller's Disclosure Letter sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(n) of the Seller's Disclosure Letter could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

         (o) Product Liability. The Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

         (p) Employees. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of either the Seller. Except as described in paragraph 4(p) of the Seller's Disclosure Letter, the Seller has not knowledge of any disciplinary or other proceeding alleging professional misconduct or misfeasance against any Employee of the Seller.

         (q)  Employee Benefits.

                 (i) Paragraph 4(q) of the Seller's Disclosure Letter lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes.

                          (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit
                 Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                          (F) The Seller has delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 (ii) With respect to each Employee Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                          (A) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer
                 Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. The Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (B) The Seller has not incurred, and the Seller has no reason to expect that it will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 (iii) The Seller does not contribute to, has never contributed to, or has not been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 (iv) The Seller does not maintain or has never maintained or contributes, ever has contributed, or has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         (r) Guaranties. The Seller is not a guarantor or is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (s)  Environment, Health, and Safety.

                 (i) Each of the Seller and its Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Seller and its Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                 (ii) The Seller has no Liability (and none of the Seller and its Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                 (iii) All properties and equipment used in the business of the Seller and its Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (t) Healthcare Compliance. Neither the Seller nor any physician associated with or employed by the Seller has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse to the best of Seller's Knowledge nor has any fraud or abuse been alleged within the last five (5) years by any government agency. No physician associated with or employed by the Seller has made any referral of any patient to any entity in which such physician or a member of his/her immediate family has any ownership or investment interest or with which such physician or family member has any financial relationship in violation of 42 U.S.C. Section 1395nn or any state law prohibiting referrals to such entities. The Seller (and/or each physician employed thereby) is participating in or otherwise is authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Seller is in full compliance with the requirements of all such third party payor programs applicable thereto.

         (u) Fraud and Abuse. The Seller and persons and entities providing professional services for the Seller have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                 (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                 (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                 (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

                 (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         (v) Facility Compliance. The Seller is duly licensed, and the Seller and its clinics, offices and facilities are lawfully operated in accordance with the requirements of all applicable law and has all necessary authorizations for the use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to the Seller issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, the Seller has not received notice of and has no Knowledge of or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

         (w) Rates and Reimbursement Policies. The Seller has no rate appeal currently pending before any governmental authority or any administrator of any third party payor program.

         (x)  Disclosure.  The representations and warranties contained in this
Section 4 and in the Seller's Disclosure Letter do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 or the Seller's Disclosure Letter not misleading.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

         (b) Notices and Consents. The Seller will give any notices to third parties and will use its best efforts to obtain any third-party consents, that may be required by law or the terms of any contract to which the Seller may be subject or that the Purchaser may request in connection with the transaction contemplated by this Agreement. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transaction contemplated by this Agreement.

         (c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(d) above.

         (d) Preservation of Business. The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, patients, and employees.

         (e) Full Access. The Seller will permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Seller.

         (f) Notice of Developments. The Seller will give prompt written notice to the Purchaser of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in
Section 3 above.

         (g) Exclusivity. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Stockholders will not vote their Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Seller acknowledges and agrees that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Seller.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 9 below).

         (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, or other business associate of the Seller from maintaining the same business relationships with the Seller after the Closing as it maintained with the Seller prior to the Closing. The Seller will refer all inquiries relating to the businesses of the Seller to the Purchaser from and after the Closing.

         (d) Employees. The Seller shall terminate the employment of, and the Purchaser shall hire, at substantially the same pay rates and benefit levels as paid or delivered by the Seller, the persons listed in Exhibit 6(d) attached hereto.

         (e) Collection of Accounts Receivable. From and after the Closing, the Purchaser shall cooperate with and assist the Seller in the collection of Receivables at no cost or charge to the Seller.

         7. CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE. Either Party may waive any condition specified in this Section 7 if such Party executes a writing so stating at or prior to the Closing. In the event that a Party executes such waiver, such Party shall not be entitled to terminate this Agreement pursuant to
Section 10 below for the reason of failure to satisfy the condition so waived.

         (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) all representations and warranties set forth in Section 3(a) and Section 4 above over which the Seller has the reasonable ability to cause such representations and warranties to remain true shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) the Seller shall have procured all of the third party consents specified in Section 5(b) above;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to acquire and own and operate the Purchased Assets and enter into the Service Agreement, or (D) affect adversely the right of the Seller to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) the Seller shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                 (vi) the Purchaser shall have received from Joel Reinstein, Esq., counsel to the Seller, an opinion as to matters customarily addressed in opinions of counsel in transactions such as that described herein, which opinion shall be substantially in the form set forth in Exhibit 8(b)(v) below;

                 (vii) the Seller shall have executed and delivered the Service Agreement to the Purchaser;

                 (viii) the Purchaser shall have received an opinion from Baker, Donelson, Bearman & Caldwell that the performance of the Service Agreement by the Purchaser and the Group will not violate any statute, regulation, official interpretation, order, decree or other law of the United States of America; and

                 (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser; and

                 (x) the net collections of the Seller during the period December 1, 1995 through August 31, 1996 for services rendered to patients shall be at least Three Million Six Hundred Thousand Dollars ($3,600,000.00).

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (iv) the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                 (v) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         8. DELIVERIES AT CLOSING.

         (a) Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver the following instruments and documents to the Seller or other appropriate party:

                 (i) the Response Notes provided for in Section 2(b), each payable to the order of the Seller;

                 (ii) a certified or cashier's check or wire transfer equal to the amount of cash deliverable by the Purchaser pursuant to Section 2(b);

                 (iii) three (3) certificates for the Response Stock deliverable pursuant to Section 2(b);

                 (iv) an Assumption Agreement in respect of the Assumed Liabilities;

                 (v)    a Registration Rights Agreement in the form set forth as
         Exhibit 8(a)(iv) below;

                 (vi)   the certificate described in Section 7(b)(iv) above; and

                 (vii) such other documents as the Seller may reasonably request to affect the transactions contemplated by this Agreement.

         (b) Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver the following instruments and documents to the Purchaser:

                 (i) a bill of sale or other appropriate instrument of transfer for the Tangible Assets and Inventory;

                 (ii)   an assignment of the Intangible Assets and Seller
         Contracts;

                 (iii) a certificate of existence from the Florida Secretary of State evidencing the existence and good standing of the Seller, dated not more than five (5) days prior to the Closing Date;

                 (iv) all consents necessary regarding the transaction contemplated by this Agreement;

                 (v) the opinion of counsel to the Seller required by Section 7(a)(vi) above substantially in the form set forth in Exhibit 8(b)(v) below;

                 (vi)   the Certificate described in Section 7(a)(v) above;

                 (vii) the Service Agreement, duly executed by the Seller and the Stockholders; and

                 (viii) such other documents or instruments as may be required or as the Purchaser may reasonably request to affect the transactions contemplated by this Agreement.

         9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years from and after the Closing (subject to any applicable statutes of limitations).

         (b) Indemnification Provisions. In the event either Party (an "Indemnitor") breaches (or in the event any third party alleges facts that, if true, would mean such Indemnitor has breached) any of the representations, warranties, and covenants contained herein and, provided that the non-breaching Party (an "Indemnitee") makes a written claim for indemnification against the Indemnitor pursuant to Section 9(c)(i) below, then the Indemnitor (and, if the Indemnitor is the Seller, then the Stockholders, severally and not jointly), agree to indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnitee may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), or otherwise; provided, however, that the provisions of this Section 9 shall be inapplicable to any breach or set of facts that shall have been disclosed in writing to the other Party pursuant to this Agreement, including
Section 5(f) hereof; provided, further, however that the indemnification obligation of the Seller or the Stockholders shall be limited to the amount of cash paid at Closing pursuant to Section 2(b).

         (c)  Matters Involving Third Parties.

                 (i) If any third party shall notify an Indemnitee the Purchaser with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 9, then the Indemnitee shall promptly notify the Indemnitor thereof in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

                 (ii) The Indemnitor and the Stockholders, if applicable, will have the right to defend the Indemnitee against the Third
         Party Claim with counsel of their choice reasonably satisfactory to the Indemnitee so long as (A) they notify the Indemnitee in writing within fifteen (15) days after the Indemnitee has given notice of the Third Party Claim that the Indemnitor (and/or the Stockholders, if applicable) will indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnitor (and the Stockholder, if applicable) provide the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor (and the Stockholder, if applicable) will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (D) the Indemnitor (and the Stockholders, if applicable) conduct the defense of the Third Party Claim actively and diligently.

                 (iii) So long as the Indemnitor (and the Stockholders, if applicable) are conducting the defense of the Third Party Claim in accordance with Section 9(c)(ii) above, (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (and the Stockholders, if applicable) (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee, which will not be unreasonably withheld.

                 (iv) In the event any of the conditions in Section 9(c)(ii) above is or becomes unsatisfied, however, (A) the Purchaser may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Purchaser need not consult with, or obtain any consent from, the Seller and/or the Stockholders in connection therewith), (B) the Seller and the Stockholders will reimburse the Purchaser promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and
         (C) the Seller and the Stockholders will remain responsible for any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

         (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 9.

         (e) Recoupment Under the Response Note. If, and only if, it shall have been finally determined that the Purchaser is entitled to indemnification hereunder and the Purchaser shall have demanded payment from the Seller and the Stockholders of the amount of Adverse Consequences which the Purchaser is entitled to recover, and the Seller and Stockholders shall not pay such amount within ten (10) days after such demand shall be made, then the Purchaser shall have the option of recouping all or any part of the unpaid amount of Adverse Consequences by notifying the Seller that the Purchaser is reducing the principal amount outstanding under the Response Note held by the Seller. This shall affect the timing and amount of payments required under the Response Note in the same manner as if the Purchaser had made a permitted prepayment (without premium or penalty) thereunder.

         (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

         10.  TERMINATION.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                 (i) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 30, 1996, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iii) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 30, 1996 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. Except as provided in Section 11(k) below, if any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         11.  MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                                  Copy to:

         The Center for Hematology-Oncology, P.A.           Joel Reinstein, Esq.
         16313 South Military Trail, 2nd Floor              5355 Town Center Road, Suite 801

         Delray Beach, Florida 33484                        Boca Raton, Florida 33486

         If to the Purchaser:                               Copy to:

         Joseph T. Clark                                    John A. Good, Esq.
         Response Oncology, Inc.                            Baker, Donelson, Bearman & Caldwell
         1775 Moriah Woods Blvd.                            165 Madison Avenue, Suite 2000
         Memphis, Tennessee 38117                           Memphis, Tennessee 38103

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if
(i) the Purchaser shall terminate this Agreement pursuant to Section 10(a)(ii) hereof, then the Seller shall pay to the Purchaser, as liquidated damages, the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), which amount shall be payable by the Escrow Agent pursuant to the Escrow Agreement; or (ii) if the Seller shall terminate this Agreement pursuant to Section 10(a)(iii) hereof, then the Purchaser shall pay the same liquidated damages amount in the same manner. The Parties agree that a failure on the part of a Party to consummate the transaction contemplated hereby would cause damages to the other Party in an amount that is not reasonably ascertainable, and, in that regard, that the foregoing payment shall be deemed liquidated damages to the terminating Party in complete settlement of any and all claims that the Party might have against the other Party on account of the such other Party's failure to consummate such transaction. The Parties agree to look only to the Deposit for satisfaction of such damages, and shall not sue or otherwise commence any action or proceeding against the other Party alleging any cause of action, whether in contract, tort or equity, arising out of this Agreement.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this Section 11(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                               *   *   *   *   *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written; provided, however, that the Stockholders shall be bound by their signatures below only to the provisions of Sections 3, 4 and 9 hereof.

                                PURCHASER:

                                RESPONSE ONCOLOGY, INC.

                                By:
                                   ------------------------------------
                                Title:
                                      ---------------------------------

                                THE CENTER FOR HEMATOLOGY-ONCOLOGY, P.A.

                                By:
                                   ------------------------------------
                                Title:
                                      ---------------------------------


                                STOCKHOLDERS:


                                ---------------------------------------
                                ALBERT BEGAS, M.D.


                                ---------------------------------------
                                LLOYD BERKOWITZ, M.D.


                                ---------------------------------------
                                HAROLD RICHTER, M.D.